Remington Oil and Gas Corporation
                  Computation of Earnings per Share
                            Exhibit 11.1
               (In thousands, except per share amounts)


                                             For the Three Months Ended
                                                       March 31,
                                                1997             1996
                                             --------------------------


Net income (loss) available for basic
  income per share                           $   (1,995)     $    1,807
 Interest expense on the Notes
   (net of tax) (1)                                  -               -
                                             --------------------------
Net income (loss) available for diluted
  income per share                           $   (1,995)     $    1,807
                                             ==========================

Basic income (loss) per share                $    (0.10)     $     0.09
                                             ==========================

Diluted income (loss) per share              $    (0.10)     $     0.09
                                             ==========================

Weighted average
 Class A Stock                                    3,222           3,250
 Class B Stock                                   17,129          17,553
                                             --------------------------
Total common shares for basic income
  (loss) per share                               20,351          20,803
                                             --------------------------
 Dilutive stock options outstanding
  (treasury stock method) (1)                        -               -
 Shares assumed issued by conversion of
  the Notes (1)                                      -               -
                                             --------------------------
Total common shares for diluted income
  (loss) per share                               20,351          20,803
                                             ==========================

(1)  Non dilutive.

Potential increase to net income for
  diluted income per share
 Interest expense on Notes (net of tax)      $      514     $       728

Potential issues of common stock for
  diluted income per share
 Weighted average stock options granted             562             310
 Weighted average shares issued assuming
  conversion of Notes                             3,488           5,007